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                                                                     Exhibit 5.1

                              [Alcatel Letterhead]



March 1, 2001

Board of Directors of Alcatel
54, rue la Boetie
75008 Paris
France

Ladies and Gentlemen:

I am the General Counsel of Alcatel (the "Company"), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the Registration Statement on Form F-4 to register
(i) 9,000,000 shares (the "Merger Shares") of Class A shares, nominal value E2 per share, of the Company ("Class A Shares"), and (ii) a number of Class A Shares having an aggregate public offering price of $7,658,779 (the "Repayment Shares"; the Merger Shares and the Repayment Shares being hereafter collectively referred to as the "Shares"). The Shares are to be issued in connection with the merger (the "Merger") of Apples Acquisition Corp., a wholly-owned subsidiary of the Company, with and into Astral Point Communications, Inc. ("Astral Point"), pursuant to an Agreement and Plan of Merger dated as of January 18, 2002 among the Company, Apples Acquisition Corp. and Astral Point (the "Merger Agreement") as follows:

         - a portion of the Merger Shares will be issued in exchange for all of the issued and outstanding capital stock of Astral Point based on certain exchange ratios as described in the Merger Agreement (the "Exchange Ratios") and will be represented by Class A American depositary shares ("Class A ADSs");

         - a portion of the Merger Shares will be reserved for issuance upon the exercise of warrants of Astral Point in accordance with the terms of the applicable warrant agreement and based on the applicable Exchange Ratios and will be represented by Class A ADSs;

         - a portion of the Merger Shares will be reserved for issuance upon the exercise of options of Astral Point in accordance with the terms of the applicable option agreement and based on the applicable Exchange Ratio; and

         - the Repayment Shares will be issued in payment of principal and interest due under certain promissory notes representing loans made to Astral Point.
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On December 19, 2001, the board of directors of the Company authorized the issuance by a wholly-owned subsidiary of the Company of bonds (the "Bonds") redeemable for Class A Shares, pursuant to an authorization granted on September 20, 2000 by the shareholders of the Company. A portion of the Bonds will be issued to Apples Acquisition Corp. at the time of the Merger and will be redeemed for the Merger Shares to be issued in exchange for all of the issued and outstanding capital stock of Astral Point. The remainder of the Bonds will be issued to Astral Point following the Merger and will be redeemed for (i) the Merger Shares to be reserved for issuance upon the exercise of warrants and options of Astral Point and (ii) the Repayment Shares.

This opinion is limited to the laws of France. In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that:

1. The Company is a societe anonyme duly incorporated and validly existing under the laws of the Republic of France.

2. All necessary corporate action on the part of the Company, including authorization by the combined general meeting of the shareholders of the Company held on September 20, 2000 and authorization by the board of directors on December 19, 2001, has been taken to authorize and approve the issuance of the Shares.

3. The Shares, which may be represented by Class A ADSs, when issued in accordance with the terms of the Bonds and the Merger Agreement, will be validly issued and fully paid and non-assessable.

4. Under the laws of the Republic of France, no personal liability attaches to the holders of the American Depositary Receipts evidencing any of the Class A ADSs issued in the Merger.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any others laws.

I am furnishing this letter to you solely for your benefit in connection with the registration of the Shares, which may be represented by Class A ADSs, in the United States pursuant to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). I hereby consent to the filing of this opinion as an exhibit to the
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Registration Statement on Form F-4 and to the reference to me under the caption
"Legal Matters," which is part of the Form F-4. By giving my consent, I do not admit that I am within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ Pascal Durand-Barthez
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Pascal Durand-Barthez